UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017

                         ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Update on Filing of Annual Report on Form 10-K

On March 1, 2017, Alere Inc., a Delaware corporation (“Alere” or the “Company”), filed a Form 12b-25 (the “Form 12b-25”) disclosing that the Company would be unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) within the prescribed time period without unreasonable effort or expense. The extension period provided under Rule 12b-25 expires on March 16, 2016.

The Company will be unable to file its 2016 Form 10-K within the extension period because it is continuing to review certain aspects of revenue recognition at its Korean and Japanese locations, including inappropriate conduct at the Company’s subsidiary in South Korea, Standard Diagnostics, Inc. As previously reported in the Form 12b-25, the Company continues to expect that this review will result in the following revenue adjustments: (i) revenue for fiscal year 2013 will change by an amount approximately between $0 and $5.0 million, (ii) revenue for fiscal year 2014 will change by an amount approximately between $0 and $5.0 million, (iii) revenue for fiscal year 2015 will decrease by an amount approximately between $5.0 million and $10.0 million and (iv) revenue for the nine months ended September 30, 2016 will increase by an amount approximately between $5.0 million and $10.0 million. As also previously reported in the Form 12b-25, the Company does not expect that these misstatements will impact the total amount of revenue reported related to any transaction but correction of these revenue amounts will result in a shift of revenue between accounting periods. The Company is also currently evaluating fiscal year 2011 and 2012 to determine if any misstatements related to revenue recognition occurred in such earlier periods at its Japanese location and its subsidiary in South Korea, Standard Diagnostics, Inc.

As the Company is still in the process of completing its review and the quantification of these misstatements, it has not yet determined if correction of these misstatements (or any other misstatements that may be identified) will require the Company to restate, and withdraw reliance on, its previously issued consolidated financial statements for any of these periods.

The Company will not be able to file its 2016 Form 10-K until this review of revenue recognition at its Korean and Japanese locations is completed. The Company will file the 2016 Form 10-K as soon as practicable.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “goal,” “can” or similar words. A number of important factors could cause actual results of Alere and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the risk that the review discussed above is not completed in a timely manner; (ii) the possibility that the review discussed above uncovers a misstatement or misstatements in revenue recognition that are greater than the ranges provided above, which may be material in amount, or uncovers misstatements with respect to other matters; (iii) the risk that this review uncovers misstatements that impact total amount of revenue reported; (iv) the risk that the revenue recognition investigation will uncover circumstances that require additional material weaknesses in internal control; (v) the risk that these or other risk factors impact the expected timing of the filing of the Form 10-K for the year ended December 31, 2016 and (vi) the risk factors detailed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (as filed with the SEC on August 8, 2016) and other risk factors identified herein or from time to time in our periodic filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans, goals, and estimates at the date of this report. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: March 15, 2017	By:	/s/ Douglas Barry
Douglas Barry Assistant Secretary